Exhibit 10(j)

ANNEX B

Supplemental Benefits

1.          Pursuant to Section 5.03 of the FPL Group, Inc. Supplemental Executive Retirement Plan (the “Plan”), which provides for the approval of this Supplement to the Plan, additional pension credits shall be added to the Supplemental Pension Benefit for certain Participants from time to time.  The amount and effective date for the additional credits shall be shown on this Supplement to the Plan.

2.          Schedule of Supplemental Benefits:

Participant	Amount/Description of Supplemental Pension Benefit	Effective Date
Manoochehr K. Nazar	A $300,000 one-time credit to the participant’s Supplemental Pension Benefit	12/14/2007

3.           This Supplement shall be deemed incorporated by reference into the Plan.  In the event of any discrepancy between this Supplement and the provisions of the Plan, the provisions of this Supplement shall govern.